Exhibit 99.1

Alpha and Omega Semiconductor Announces Executive Leadership Transition
Dr. Mike Chang to transition to Executive Chairman and
Mr. Stephen Chang to become Chief Executive Officer

December 7, 2022

SUNNYVALE, Calif.--(BUSINESS WIRE)-- Alpha and Omega Semiconductor Limited (“AOS”) (Nasdaq: AOSL) today announced that its Board of Directors approved a leadership transition plan in which Dr. Mike Chang, currently Chief Executive Officer and Chairman of the Board, will serve as Executive Chairman of AOS, and he will transition the role of Chief Executive Officer to Mr. Stephen Chang, currently the President of AOS.  The leadership transition will be effective on March 1, 2023.

Dr. Chang founded AOS more than 22 years ago and has led a dedicated and talented team to create and expand one of the most successful and well-recognized fast-growing power semiconductor companies in the world. As a full-time Executive Chairman, Dr. Chang will continue to be deeply involved in AOS by focusing more on strategic matters such as key relationships with critical partners and customers of AOS and technology development essential to ensure sustained and long-term growth. Dr. Chang will also continue to serve as Chairman of the Board.

“It has been a tremendous privilege to serve as Chief Executive Officer of AOS, and I am very proud of the many successes and accomplishments since the inception of our company,” Dr. Chang said, “It is with great confidence and pleasure that I now turn the chief executive position to Stephen, who has already demonstrated his leadership skills and business acumen since his appointment as AOS’s President two years ago, leading AOS to achieve record revenues and profitability.”

Stephen Chang will be appointed Chief Executive Officer and continue to lead AOS to realize and achieve its business and financial objectives. As Chief Executive Officer, Stephen will take on additional management responsibilities for all aspects of AOS’s business operations, including finance, human resources, and legal compliance. Stephen will continue to execute strategies that have resulted in the many accomplishments of AOS in recent years, including successes in product diversification, technology development, Tier 1 customer partnerships and supply-chain management.

Stephen Chang stated: “I am excited to lead the AOS team and build on our differentiated technology and strong customer relationships to deliver sustainable growth and long-term value for our stakeholders, including realizing our one-billion-dollar annual revenue target and beyond. I am honored to be given this opportunity to lead AOS as the Chief Executive Officer and continue the legacy and foundation built by Dr. Chang. I greatly appreciate Dr. Chang’s guidance during the past years, and I thank the Board of Directors for its confidence and trust in me.”

The Board of Directors of AOS approved the executive transition plan following a comprehensive and deliberate process in which many factors were reviewed and considered in making the decision. Mike Salameh, the Lead Independent Director of the Board, stated: “The Board believes that given his proven track record, Stephen is the right leader to take AOS to the next level of accomplishment and success. With Mike Chang’s continuing leadership and guidance as the Executive Chairman, as well as his long-standing relationships with key partners, AOS is well positioned to pursue its ambitious business and financial objectives, and to create long-term value for its shareholders. The Board looks forward to working with Mike and Stephen in their new roles.”

About Alpha and Omega Semiconductor
Alpha and Omega Semiconductor Limited, or AOS, is a designer, developer and global supplier of a broad range of power semiconductors, including a wide portfolio of Power MOSFET, IGBT, IPM, TVS, HVIC, GaN/SiC, Power IC and Digital Power products. AOS has developed extensive intellectual property and technical knowledge that encompasses the latest advancements in the power semiconductor industry, which enables us to introduce innovative products to address the increasingly complex power requirements of advanced electronics. AOS differentiates itself by integrating its Discrete and IC semiconductor process technology, product design, and advanced packaging know-how to develop high performance power management solutions. AOS’ portfolio of products targets high-volume applications, including portable computers, graphic cards, flat-panel TVs, home appliances, smart phones, battery packs, consumer and industrial motor controls and power supplies for TVs, computers, servers, and telecommunications equipment. For more information, please visit www.aosmd.com.

Forward-Looking Statements
This press release contains forward-looking statements that are based on current expectations, estimates, forecasts and projections of future performance based on management's judgment, beliefs, current trends, and anticipated product performance. These forward-looking statements include, without limitation, statements relating to the leadership transition and the ability of AOS to deliver strong performance and shareholder value. Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from those contained in the forward-looking statements. These factors include, but are not limited to, the impact of COVID-19 pandemic on our business operations in China; our lack of control over the joint venture in China; difficulties and challenges in executing our diversification strategy into different market segments; new tariffs on goods from China; ordering pattern from distributors and seasonality; changes in regulatory environment and government investigation; our ability to introduce or develop new and enhanced products that achieve market acceptance; decline of PC markets; the actual product performance in volume production; the quality and reliability of our product, our ability to achieve design wins; the general business and economic conditions; the state of semiconductor industry and seasonality of our markets; our ability to maintain factory utilization at a desirable level; and other risks as described in our SEC filings, including our Annual Report on Form 10-K for the fiscal year ended June 30, 2022 filed by AOS with the SEC and other periodic reports we filed with the SEC. Other unknown or unpredictable factors or underlying assumptions subsequently proving to be incorrect could cause actual results to differ materially from those in the forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance, or achievements. You should not place undue reliance on these forward-looking statements. All information provided in this press release is as of today's date, unless otherwise stated, and AOS undertakes no duty to update such information, except as required under applicable law.

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